Exhibit 10.15

CONSULTING AGREEMENT

           THIS AGREEMENT (Agreement) is entered into as of the 1st day of June 2009 by and between the Bond Laboratories, Inc. (Corporation, Bond), and Elorian Landers (Consultant).

WHEREAS, the Corporation produces and supplies the active consumer marketplace with products that capitalize on consumer trends towards healthy foods and beverages

WHEREAS, Consultant has public and private business expertise and contacts that can facilitate the growth of the Corporation and desires to provide his skill and advisory services to the Corporation in the areas of business modeling, strategic planning, corporate development and financial market development.

WHEREAS, the Corporation also intends to enter into an extended business relationship with Consultant to perform additional services which will be defined in subsequent agreements.

WHEREAS, Corporation wishes to compensate the Consultant for such services;

               NOW, THEREFORE, in consideration of the foregoing, and of the mutual agreements herein contained, Consultant and Corporation agree as follows:

    1.   Consulting Services.

       (a)  Term of Service.  This Agreement shall commence on the date and year first above written, and unless modified by mutual agreement of the parties or terminated earlier pursuant to the terms of this Agreement, shall continue for a period of one (1) year until June 1, 2010 unless modified by mutual agreement of the parties.

       (b) Termination.  This Agreement may be terminated by either party upon 30 days prior written notice, if the other party breaches any term hereof and the breaching party fails to cure such breach within the 30-day period.  Upon termination of this Agreement for any reason, Consultant shall promptly return to Customer all copies of any Customer data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Customer.

       (c)  Independent Contractor.   The Consultant shall be an independent contractor and the Corporation shall not direct the manner or means by which Consultant performs services under this Agreement.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Customer and either Consultant or any employee or agent of Consultant.  The consulting services shall be provided in Houston, Texas at times determined by Consultant except as the parties may otherwise agree.  Corporation shall provide Consultant with adequate information and resources to allow Consultant to perform effectively the services contemplated by this Agreement.

    2.   Confidential Information.  Consultant shall continue to hold confidential for the benefit of Corporation all secret or confidential information, knowledge or data relating to Corporation that shall have been obtained by Consultant during its engagement by Corporation or during the Term and that shall not have become public knowledge.  The Corporation shall hold all proprietary information or information marked “Confidential” and received from Consultant as confidential information and will not circumvent Consultant or seek to enter into any relationship with a party introduced by Consultant except under the terms of this Agreement.

    3.   Fees for Services. In consideration of the consulting services to be performed by Consultant hereunder and for the covenants of Consultant contained herein, Corporation shall pay Consultant 325,000 shares of stock subject to rule 144. Fifty thousand shares are due upon execution of this agreement and the balance may be prorated and paid at 27,500 shares per month until the total amount is paid.

    At such time as there is sufficient cash in the company as a result of increased revenue or capital raised the Corporation and Consultant shall determine cash compensation commensurate to the Consultants duties and responsibilities.

    Unless previously approved by the Corporation, the Consultant will be responsible for expenses incurred by him in the performance of his services under this agreement.

    4.   Scope of Agreement.  Nothing in this Agreement shall limit such rights as Consultant may have under any other agreements with Corporation.  Amounts which are vested benefits or which Consultant is otherwise entitled to receive under any plan or program of Corporation shall be payable in accordance with such plan or program.  The Company acknowledges and understands that the Consultant works with other companies and that nothing in this Agreement shall restrict the ability of the Consultant to work with other companies subject to the confidentiality requirements of this Agreement.

    5.  Indemnification.  Consultant hereby indemnifies and agrees to hold harmless Corporation from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting there from, including court costs and reasonable attorney fees, arising out of or relating to the services performed by Consultant hereunder.

Corporation hereby indemnifies and agrees to hold harmless Consultant from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting there from, including court costs and reasonable attorney fees, arising out of or relating to the actions performed by Corporation hereunder.

    6.   Successors.  This Agreement is personal to Consultant and without the prior written consent of Corporation shall not be assignable by Consultant.  This Agreement shall inure to the benefit of and be binding upon Corporation and its successors.   Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform it if no such succession had taken place.

    7.   Miscellaneous.

       (a) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without reference to principles of conflict of laws.

       (b)  Notices.  All notices shall be in writing to the other party and addressed as follows:

               If to Consultant:

               Elorian Landers
30 Farrell Ridge
Sugar Land, Texas 77479

               If to Corporation:

Bond Laboratories, Inc.
11011 Q Street, Suite 106A
Omaha, NE 68137

Or to such other address as either party shall have furnished to the other in writing in accordance herewith.

       (c)  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

       (d)  Entire Agreement; Amendment.  This Agreement contains the entire understanding of Corporation and Consultant with respect to the subject matter hereof, and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Company: Bond Laboratories, Inc.

/s/ Scott Landow
Scott Landow, CEO
Bond Laboratories, Inc.

/s/ Elorian Landers
Elorian Landers
Consultant